Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619

BLYTH, INC. ESTIMATES SECOND QUARTER E.P.S.

Economic Weakness Across Major Markets Negatively Impacts All Distribution
Channels: Second Quarter Earnings Per Share of $0.20 - 0.24 Expected
Full Year E.P.S. Updated: In Excess of $2.10 Per Share

GREENWICH, CT, USA, July 22, 2003: Blyth, Inc. (NYSE:BTH) (the “Company”), a worldwide leader in the home expressions marketplace, today announced that second quarter fiscal year 2004 earnings are anticipated to be below prior year and management’s initial expectations across most of its business units and distribution channels in North America and Europe, reflecting weak economic conditions, as well as consumer and retailer caution, in its major markets.  The Company’s financial results for the quarter ending July 31, 2003 will be announced on August 27, 2003.  Second quarter Earnings Per Share are expected to be $0.20 - $0.24.  Earnings Per Share for the second quarter of fiscal year 2003 were $0.40.

Commenting on Blyth’s second quarter Earnings Per Share expected results, Blyth’s Chairman of the Board and CEO, Robert B. Goergen, said, “While it is unusual for Blyth to experience soft sales across its broad portfolio of businesses and channels of distribution, pervasive economic weakness both domestically and in Europe is having a significant impact on second quarter sales and profitability.  Retailers large and small are delaying their commitments for seasonal product lines.  Nevertheless, it is my firm belief that Blyth’s fundamentals remain very strong, and I am confident that we will emerge from this downturn in a stronger position, ready to capitalize on improved economic trends.”

Mr. Goergen continued, “Blyth’s second quarter results are also experiencing the short-term negative impact of decisions we have made to benefit our business over the longer term, including the acquisition of Miles Kimball Company and Kaemingk, B.V., both of which typically lose money in the second quarter.  Moreover, the second quarter is typically Blyth’s smallest sales quarter.  A positive or negative occurrence in any one business unit during the quarter can have a magnified effect on overall financial results, as evidenced by last year’s strong second quarter and this year’s weak results.”

The largest factors negatively affecting Blyth’s second quarter results are occurring within the Company’s North American channels of distribution.  In the direct selling channel,

PartyLite’s U.S. and Canadian second quarter sales are expected to be below last year’s strong results due in part to a previously announced timing shift of second quarter sales into the first quarter as a result of the earlier introduction of PartyLite’s spring product line and catalog.  Management also believes that increased consumer caution in recent months has negatively impacted PartyLite in North America as well.  In the North American consumer wholesale channels, retail order patterns continue to be soft, with early indications that traffic at the summer trade shows around the U.S. is down versus last year.  Blyth’s foodservice business unit, The Sterno Group, continues to suffer the effects of weakened demand in the travel and tourism industries that it had experienced earlier this year.

Blyth’s European premium consumer wholesale business was negatively impacted by weak retail demand during the second quarter, though to a lesser degree than that in the U.S.  However, reported sales results will benefit from a stronger euro versus the U.S. dollar.  PartyLite’s second quarter European sales in local currencies are anticipated to increase by a double-digit percentage versus the same period last year.  Last year, international sales represented 21% of Blyth’s second quarter sales.

Management expects full fiscal year 2004 Earnings Per Share to be in excess of $2.10 and cash flow from operations to exceed $135 million.  These expectations are based in part on an anticipated economic acceleration in the Company’s major markets in the second half of the year, as well as the accretive benefit of Kaemingk, B.V., the acquisition that Blyth announced on July 7, 2003, which was not included in the Company’s previously issued full year Earnings Per Share guidance.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company that designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brand names.  Blyth also markets a broad range of Creative Expressions products, including home décor, household convenience products and giftware under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite, Colonial, Gies, Ambria, Carolina and Kaemingk brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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